Exhibit 99.1
February 6, 2024

Prudential Financial, Inc. Announces
2023 Results(1)

•2023 net income attributable to Prudential Financial, Inc. of $2.488 billion or $6.74 per Common share versus net loss of $1.647 billion or $4.49 per share for 2022.
•2023 after-tax adjusted operating income of $4.286 billion or $11.62 per Common share versus $3.914 billion or $10.31 per share for 2022.
•Fourth quarter 2023 net income attributable to Prudential Financial, Inc. of $1.317 billion or $3.61 per Common share versus net loss of $52 million or $0.16 per share for the year-ago quarter.
•Fourth quarter 2023 after-tax adjusted operating income of $943 million or $2.58 per Common share versus $932 million or $2.49 per share for the year-ago quarter.
•Book value per Common share of $76.77 versus $82.48 per share for the year-ago quarter; adjusted book value per Common share of $96.64 versus $94.69 per share for the year-ago quarter.
•Parent company highly liquid assets(2) of $4.1 billion versus $4.5 billion for the year-ago quarter.
•Assets under management(3) of $1.450 trillion versus $1.377 trillion for the year-ago quarter.
•Capital returned to shareholders of $708 million in the fourth quarter, including $250 million of share repurchases and $458 million of dividends, versus $824 million in the year-ago quarter. Dividends paid in the fourth quarter were $1.25 per Common share, representing a 5% yield on adjusted book value.
•The Company’s Board of Directors has authorized the repurchase of up to $1.0 billion of outstanding Common Stock during the period from January 1, 2024 through December 31, 2024. In addition, the Company declared a quarterly dividend of $1.30 per share of Common Stock, payable on March 14, 2024, to shareholders of record as of February 20, 2024. This represents an increase of 4% over the prior year dividend level, the 16th consecutive year the dividend has been increased.

Charles Lowrey, Chairman and CEO, commented on results:

“Our 2023 results reflect continued strong sales across our insurance and retirement businesses and solid underlying earnings growth.

We are proud of the significant progress we made to become a higher growth, more capital efficient, and more nimble company.

In 2023, we successfully reduced our market sensitivity and increased capital flexibility through multiple strategic transactions. We reached more people around the world with our leading life, retirement, and investment products through expanded distribution and enhanced technology. We launched Prismic, a life and annuity reinsurance company, to drive future growth and unlock value for all stakeholders. And finally, we adopted a new operating model to ensure we meet our customers’ evolving needs while driving efficiency to maintain our competitive market position.

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Prudential Financial, Inc. Fourth Quarter 2023 Earnings Release	Page 2
Looking ahead, we are confident that our strategy and mutually reinforcing business system position us well to deliver long-term, sustainable growth, and to continue to be a global leader in expanding access to investing, insurance, and retirement security.”

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported fourth quarter and year-end 2023 results. Net income attributable to Prudential Financial, Inc. was $1.317 billion ($3.61 per Common share) for the fourth quarter of 2023, compared to a net loss of $52 million ($0.16 per Common share) for the fourth quarter of 2022. After-tax adjusted operating income was $943 million ($2.58 per Common share) for the fourth quarter of 2023, compared to $932 million ($2.49 per Common share) for the fourth quarter of 2022.
Net income attributable to Prudential Financial, Inc. was $2.488 billion ($6.74 per Common share) for 2023, compared to net loss of $1.647 billion ($4.49 per Common share) for 2022. After-tax adjusted operating income was $4.286 billion ($11.62 per Common share) for 2023, compared to $3.914 billion ($10.31 per Common share) for 2022.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $172 million for the fourth quarter of 2023, compared to $230 million in the year-ago quarter. This decrease primarily reflects higher expenses and lower other related revenues, driven by lower incentive fees and agency income, partially offset by higher asset management fees.
PGIM assets under management of $1.298 trillion were up 6% from the year-ago quarter, primarily resulting from equity market appreciation, partially offset by net outflows. Third-party net outflows of $13.5 billion in the current quarter reflect retail outflows of $7.2 billion, driven by equity sub-advised mandates and fixed income outflows, and institutional outflows of $6.3 billion, including a large redemption from an equity mandate and outflows from public fixed income.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $988 million for the fourth quarter of 2023, compared to $710 million in the year-ago quarter. This increase primarily reflects higher net investment spread results and lower expenses, partially offset by lower net fee income.
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $914 million for the fourth quarter of 2023, compared to $747 million in the year-ago quarter.

Institutional Retirement Strategies:
•Reported adjusted operating income of $432 million in the current quarter, compared to $332 million in the year-ago quarter. This increase primarily reflects higher net investment spread results.

•Account values of $258 billion increased 3% from the year-ago quarter, reflecting the benefits of business growth, favorable foreign exchange impacts, and market appreciation, partially offset by the reinsurance of a block of structured settlements. Sales in the current quarter of $14.3 billion reflect $13.0 billion of international reinsurance transactions, including a $9.2 billion longevity risk transfer transaction in the Netherlands.

Individual Retirement Strategies:
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Prudential Financial, Inc. Fourth Quarter 2023 Earnings Release	Page 3
•Reported adjusted operating income of $482 million in the current quarter, compared to $415 million in the year-ago quarter. This increase primarily reflects higher net investment spread results and lower expenses, partially offset by lower fee income, net of distribution expenses and other associated costs.

•Account values of $118 billion were down 1% from the year-ago quarter, reflecting the reinsurance of a block of legacy variable annuities and net outflows, partially offset by market appreciation. Sales of $2.1 billion in the current quarter increased 41% from the year-ago quarter, reflecting continued momentum from our FlexGuard products and increased sales of fixed annuity products.

Group Insurance:
•Reported adjusted operating income of $66 million in the current quarter, compared to $15 million in the year-ago quarter. This increase primarily reflects more favorable underwriting results in both group life and disability and lower expenses.

•Reported earned premiums, policy charges, and fees of $1.4 billion decreased 1% from the year-ago quarter.

Individual Life:
•Reported adjusted operating income of $8 million in the current quarter, compared to a loss of $52 million in the year-ago quarter. This increase reflects higher net investment spread results and lower expenses, partially offset by less favorable underwriting results.

•Sales of $205 million in the current quarter increased 33% from the year-ago quarter, driven by Variable Life and Term sales, reflecting our pivot to less market sensitive products.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $748 million for the fourth quarter of 2023, compared to $814 million in the year-ago quarter. This decrease primarily reflects less favorable underwriting results, including unfavorable policyholder behavior, partially offset by lower expenses.
Life Planner:
•Reported adjusted operating income of $464 million in the current quarter, compared to $493 million in the year-ago quarter. This decrease reflects less favorable underwriting results, including unfavorable policyholder behavior, partially offset by higher net investment spread results.

•Constant dollar basis sales(4) of $306 million in the current quarter increased 21% from the year-ago quarter, driven by higher sales in both Japan and Brazil.

Gibraltar Life & Other:
•Reported adjusted operating income of $284 million in the current quarter, compared to $321 million in the year-ago quarter. This decrease primarily reflects less favorable underwriting results, including unfavorable policyholder behavior, and lower net investment spread results, partially offset by lower expenses.

•Constant dollar basis sales(4) of $320 million in the current quarter increased 27% from the year-ago quarter, driven by growth in the Independent Agency and Bank channels.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $656 million for the fourth quarter of 2023, compared to a loss of $525 million in the year-ago quarter. This higher loss primarily reflects higher expenses, driven by a $200 million restructuring charge in the current quarter.
NET INCOME
Net Income in the current quarter included $314 million of pre-tax net realized investment gains and related charges and adjustments, largely reflecting the impacts of lower interest rates, and includes $21 million of pre-tax net impairment and credit-related losses, $216 million of pre-tax gains related to net change in value of market risk benefits, $174 million of pre-tax earnings from divested and run-off businesses, a goodwill impairment charge of
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Prudential Financial, Inc. Fourth Quarter 2023 Earnings Release	Page 4
$177 million pre-tax, reflecting the decline in the fair value of Assurance IQ, and $78 million of pre-tax losses related to market experience updates.
Net loss for the year-ago quarter included $924 million of pre-tax net realized investment losses and related charges and adjustments, largely reflecting the impacts of rising interest rates, and includes $42 million of pre-tax net impairment and credit-related losses, a goodwill impairment charge of $903 million pre-tax, reflecting the decline in the fair value of Assurance IQ, $69 million of pre-tax losses from divested and run-off businesses, $629 million of pre-tax gains related to net change in value of market risk benefits, and $25 million of pre-tax gains related to market experience updates.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Wednesday, February 7, 2024, at 11:00 a.m. ET to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will also be available on the Investor Relations website through February 21. To access a replay via phone starting at 3:00 p.m. ET on February 7 through February 21, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13742767.

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding planned dividends and share repurchases, our expectation that Prismic will drive future growth, our strategy to deliver long-term, sustainable growth and to be a global leader in expanding access to investing, insurance, and retirement security, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

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Prudential Financial, Inc. Fourth Quarter 2023 Earnings Release	Page 5
Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative change in fair value of funds withheld embedded derivatives, and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)On January 1, 2023, the Company adopted Accounting Standard Update 2018-12 for Targeted Improvements to the Accounting for Long-Duration Contracts, which provided new authoritative guidance impacting the accounting and disclosure requirements for long-duration insurance and investment contracts issued by the Company. Prior-year amounts have been adjusted to reflect this guidance.

(2)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about
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Prudential Financial, Inc. Fourth Quarter 2023 Earnings Release	Page 6
highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(4)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.4 trillion in assets under management as of December 31, 2023, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for nearly 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Edling, laura.edling@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Adjusted operating income (loss) before income taxes (1):
PGIM	$172	$230	$713	$843
U.S. Businesses	988	710	3,792	2,711
International Businesses	748	814	3,183	3,205
Corporate and Other	(656)	(525)	(2,172)	(1,677)
Total adjusted operating income before income taxes	$1,252	$1,229	$5,516	$5,082
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$314	$(924)	$(2,573)	$(6,326)
Change in value of market risk benefits, net of related hedging gains (losses)	216	629	56	(443)
Market experience updates	(78)	25	110	642
Divested and Run-off Businesses:
Closed Block division	(50)	(40)	(100)	(18)
Other Divested and Run-off Businesses	224	(29)	349	146
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(26)	(18)	(68)	(36)
Other adjustments (2)	(190)	(912)	(218)	(939)
Total reconciling items, before income taxes	410	(1,269)	(2,444)	(6,974)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$1,662	$(40)	$3,072	$(1,892)
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$1,317	$(52)	$2,488	$(1,647)
Income (loss) attributable to noncontrolling interests	9	8	20	(28)
Net income (loss)	1,326	(44)	2,508	(1,675)
Less: Earnings attributable to noncontrolling interests	9	8	20	(28)
Income (loss) attributable to Prudential Financial, Inc.	1,317	(52)	2,488	(1,647)
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	14	(17)	29	(34)
Income (loss) (after-tax) before equity in earnings of operating joint ventures	1,303	(35)	2,459	(1,613)
Less: Total reconciling items, before income taxes	410	(1,269)	(2,444)	(6,974)
Less: Income taxes, not applicable to adjusted operating income	50	(302)	(617)	(1,447)
Total reconciling items, after income taxes	360	(967)	(1,827)	(5,527)
After-tax adjusted operating income (1)	943	932	4,286	3,914
Income taxes, applicable to adjusted operating income	309	297	1,230	1,168
Adjusted operating income before income taxes (1)	$1,252	$1,229	$5,516	$5,082

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$3.61	$(0.16)	$6.74	$(4.49)
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.87	(2.50)	(7.06)	(16.88)
Change in value of market risk benefits, net of related hedging gains (losses)	0.60	1.70	0.15	(1.18)
Market experience updates	(0.22)	0.07	0.30	1.71
Divested and Run-off Businesses:
Closed Block division	(0.14)	(0.11)	(0.27)	(0.05)
Other Divested and Run-off Businesses	0.62	(0.08)	0.96	0.39
Difference in earnings allocated to participating unvested share-based payment awards	(0.01)	0.02	0.05	0.07
Other adjustments (2)	(0.53)	(2.47)	(0.60)	(2.51)
Total reconciling items, before income taxes	1.19	(3.37)	(6.47)	(18.45)
Less: Income taxes, not applicable to adjusted operating income	0.16	(0.72)	(1.59)	(3.65)
Total reconciling items, after income taxes	1.03	(2.65)	(4.88)	(14.80)
After-tax adjusted operating income	$2.58	$2.49	$11.62	$10.31
Weighted average number of outstanding common shares - basic	360.3	367.6	363.5	372.3
Weighted average number of outstanding common shares - diluted	361.0	369.4	364.6	374.7
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$1,317	$(52)	$2,488	$(1,647)
Less: Earnings allocated to participating unvested share-based payment awards	14	6	29	25
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,303	$(58)	$2,459	$(1,672)
After-tax adjusted operating income (1)	$943	$932	$4,286	$3,914
Less: Earnings allocated to participating unvested share-based payment awards	10	12	49	52
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$933	$920	$4,237	$3,862
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$27,820	$30,593
Less: Accumulated other comprehensive income (AOCI)	(6,504)	(3,806)
GAAP book value excluding AOCI	34,324	34,399
Less: Cumulative change in fair value of funds withheld embedded derivatives	(181)	—
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	(518)	(723)
Adjusted book value	$35,023	$35,122
End of period number of common shares - diluted	362.4	370.9
GAAP book value per common share - diluted	76.77	82.48
GAAP book value excluding AOCI per share - diluted	94.71	92.74
Adjusted book value per common share - diluted	96.64	94.69

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$582.6	$549.2
Retail customers	330.3	299.6
General account	385.2	379.6
Total PGIM	$1,298.1	$1,228.4
Institutional Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$20.5	$13.8	$67.7	$71.6
Net additions (withdrawals), excluding money market	$(6.3)	$(6.0)	$(23.3)	$3.0
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$14.8	$16.5	$51.9	$66.3
Net withdrawals, excluding money market	$(7.2)	$(5.7)	$(15.1)	$(23.2)
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$14,287	$12,277	$28,498	$31,773
Net additions	$8,124	$8,029	$3,215	$15,375
Total account value at end of period, net	$258,417	$251,818
Individual Retirement Strategies:
Actively-Sold Protected Investment and Income Solutions and, Discontinued Traditional VA and Guaranteed Living Benefits:
Gross sales (3)	$2,102	$1,490	$7,604	$5,964
Sales, net of full surrenders and death benefits	$234	$355	$869	$(88)
Total account value at end of period, net	$117,911	$119,205
Group Insurance:
Annualized New Business Premiums (4):
Group life	$41	$10	$296	$283
Group disability	19	13	235	196
Total	$60	$23	$531	$479
Individual Life:
Annualized New Business Premiums (4):
Term life	$33	$22	$120	$93
Universal life	27	25	81	92
Variable life	145	107	536	424
Total	$205	$154	$737	$609
International Businesses:
International Businesses:
Annualized New Business Premiums (4)(5):
Actual exchange rate basis	$598	$488	$2,087	$1,819
Constant exchange rate basis	$626	$505	$2,153	$1,846

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	December 31,
	2023	2022
Assets and Assets Under Management and Administration:
Total assets	$721.1	$689.0
Assets under management (at fair market value):
PGIM	$1,298.1	$1,228.4
U.S. Businesses (6)	123.9	124.1
International Businesses	17.9	16.1
Corporate and Other (6)	9.7	8.7
Total assets under management	1,449.6	1,377.3
Assets under administration	181.5	157.4
Total assets under management and administration	$1,631.1	$1,534.7

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items, including goodwill impairments related to Assurance IQ that resulted in charges of $177 million pre-tax and $140 million after-tax for the three months and year ended December 31, 2023, and $903 million pre-tax and $713 million after-tax for the three months and year ended December 31, 2022. Also includes certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods.

(3)	Includes Prudential FlexGuard and FlexGuard Income, Prudential Premier Investment, MyRock, Private Placement Variable Annuity and all fixed annuity products. Excludes discontinued traditional variable annuities and guaranteed living benefits.

(4)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 110 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.

(6)	Prior period amounts have been reclassified to conform to current period presentation.